UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 001-14041

Massachusetts	04-2882273
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

125 Summer Street Boston, MA 02110
(Address of principal executive offices, including zip code)

781-848-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	HAE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 regarding Haemonetics Corporation’s (the “Company’s”) entry into the Term Loan Amendment (as defined below) is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)

On March 1, 2021, the Company entered into Amendment No. 1 (the “Term Loan Amendment”) to its existing Credit Agreement, dated as of June 15, 2018 (the “Existing Credit Agreement”), by and among the Company, as Borrower, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Term Loan Amendment provides for a $150 million senior unsecured incremental term loan (the “Term A-2 Loan”) that is being issued pursuant to the accordion feature under the Existing Credit Agreement, which permits the Company to borrow additional loans in an aggregate amount not to exceed $250 million (including the Term A-2 Loan) on terms substantially the same as for the initial term loan under the Existing Credit Agreement. The Term A-2 Loan will initially bear interest at an annual rate of LIBOR plus 2.00%, which may change based on the Company’s leverage ratio. The Term A-2 Loan matures on June 15, 2023, the same maturity date for the initial term loan under the Existing Credit Agreement. The principal amount of the Term A-2 Loan is repayable quarterly through the maturity date and amortizes at a rate of 5.00% per annum through June 2022 and 80.00% per annum during the final year.

Pursuant to the Term Loan Amendment, the parties have also agreed to, among other changes, modify certain restrictions on restricted payments to facilitate the Company’s entry into a convertible note financing and increase the maximum leverage ratio the Company is required to maintain for the four consecutive fiscal quarters immediately following the consummation of the Company’s acquisition of Cardiva Medical, Inc. (“Cardiva”) to 4.25x, which acquisition constitutes a Qualifying Material Acquisition as defined in the Existing Credit Agreement. Following the expiration of such four consecutive fiscal quarter period, the maximum leverage ratio the Company is required to maintain will revert to 3.50x.

On March 1, 2021, the Company borrowed $290 million (the “Revolver Draw”) in principal through its revolving credit facility under the Existing Credit Agreement. A total of $60 million remains available under its revolving credit facility. The current average interest rate for this borrowing under the Company’s revolving credit facility is 1.98%.

The Company intends to use the proceeds from the Term A-2 Loan and the Revolver Draw, together with cash on hand, to finance its acquisition of Cardiva.

A copy of the Term Loan Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the terms of the Term Loan Amendment is qualified in its entirety by reference to the full text of the Term Loan Amendment.

Item 7.01	Regulation FD Disclosure.

On March 1, 2021, the Company issued a press release announcing its intention to offer $425 million aggregate principal amount of convertible senior notes due 2026 in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On March 1, 2021, the Company completed its acquisition of Cardiva consistent with the terms previously disclosed in the Company’s Current Report on Form 8-K dated January 20, 2021.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1, dated as of March 1, 2021, to Credit Agreement dated as of June 15, 2018, by and among Haemonetics Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press release of Haemonetics Corporation dated March 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION

Date: March 1, 2021	By:	/s/ Christopher A. Simon
	Name:	Christopher A. Simon
	Title:	President and Chief Executive Officer